Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Announces Change in Pension Accounting
Dallas, April 2, 2013: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced its plans to change its accounting policy for its defined benefit pension plans and other postretirement benefit plans (collectively, "Plans"). Under the new accounting policy, referred to as mark-to-market ("MTM") accounting, the company will recognize actuarial gains and losses and changes in the fair value of the Plans' assets in operating results in the fourth quarter of each year rather than deferring and amortizing them into future years. This change is effective January 1, 2013 and is retrospectively applied to the company's financial results for all periods presented in its Current Report on Form 8-K submitted today.
"We believe this accounting change will provide investors with greater transparency into our operating results and will allow investors to better evaluate our underlying operating performance since our Plans' investment gains and losses as well as interest rate changes will be recognized in the year in which they occur, rather than amortizing them over future periods. This accounting policy change will not impact benefits received by participants of these Plans or related funding obligations," said Steven Sterin, chief financial officer.
As a result of the retrospective application of this change in accounting policy, Celanese earnings per share from continuing operations for 2012 decreased from $3.81 to $2.35 primarily due to the fourth quarter MTM adjustment of $389 million. Excluding the MTM adjustment, Celanese adjusted earnings per share for 2012 increased from $3.80 to $4.07 on lower amortization of prior period actuarial losses of $53 million.
The company does not expect the retrospective application of this change in accounting policy to impact the company's previously communicated growth rate for adjusted earnings per share in 2013.
In connection with this change in accounting policy and to properly reflect actual operational expenses of each business segment, the company will change its allocation of net periodic benefit costs. The company will now allocate only the service cost for active employees and amortization of prior service cost components of its Plans to its business segments. All other net periodic benefit cost components will be recorded as Other Activities. The components of net periodic benefit cost that will no longer be allocated to each business segment include interest cost, estimated return on assets and net actuarial gains and losses as these components are considered financing activities managed at the corporate level. The company believes the revised expense allocation will more appropriately match the cost incurred for active employees to the respective business segment.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Linda Beheler	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4924	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value

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for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and carbon monoxide and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measure: adjusted earnings per share as a non-U.S. GAAP measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measure of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for adjusted earnings per share is earnings per common share-diluted.
Use of Non-U.S. GAAP Financial Information

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Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as earnings (loss) from continuing operations, adjusted for other charges and other adjustments, and divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of other charges and other adjustments is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

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Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Year Ended December 31, 2012
	As Previously Reported		Effect of Change		As Adjusted
		per share		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	609	3.81	(233)	(1.46)	376	2.35
Deduct: Income tax (provision) benefit	(48)		103		55
Earnings (loss) from continuing operations before tax	657		(336)		321
Other charges and other adjustments (1)	66		389		455
Refinancing and related expenses	8		—		8
Adjusted earnings (loss) from continuing operations before tax	731		53		784
Income tax (provision) benefit on adjusted earnings (2)	(124)		(9)		(133)
Noncontrolling interests	—		—		—
Adjusted earnings (loss) from continuing operations (3)	607	3.80	44	0.27	651	4.07

	Diluted shares (in millions) (4)
Weighted average shares outstanding	158.3		—		158.3
Dilutive stock options	0.9		—		0.9
Dilutive restricted stock units	0.6		—		0.6
Total diluted shares	159.8		—		159.8
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(1)	See Other charges and Other adjustments reconciliation for details.

(2)	The adjusted effective tax rate is 17% for the year ended December 31, 2012.

(3)	The As adjusted amount excludes the immediate recognition of actuarial gains and losses and the impact of actual plan asset returns of 13.1% vs. expected plan asset returns of 8.06%.

(4)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), Net:	Year Ended December 31, 2012
	(In $ millions)
Employee termination benefits	6
Kelsterbach plant relocation	7
Plumbing actions	(5)
Asset impairments	8
Commercial disputes	(2)
Total	14

Other Adjustments: (1)	Year Ended December 31, 2012	Income Statement Classification
	(In $ millions)
Business optimization	9	SG&A
Kelsterbach plant relocation	14	Cost of sales
Plant closures	21	Cost of sales / SG&A
(Gain) loss on disposition of assets	1	(Gain) loss on disposition
Acetate production interruption costs	10	Cost of sales
InfraServ Hoechst debt restructuring	(22)	Equity in net (earnings) loss of affiliates
Actuarial (gain) loss on pension and postretirement plans	389	Cost of sales / SG&A / R&D
Other	19	Various
Total	441
Total other charges and other adjustments	455
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(1)	These items are included in net earnings but not included in Other charges (gains), net.

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